NEWS RELEASE
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                               CONTACT:
     AMERICAN                                                    97-03
     GENERAL                    AMERICAN GENERAL                            USLIFE CORP.
American General Corporation    Robert D. Mrlik  or  John E. Pluhowski      Richard G. Hohn
P.O. Box 3247                   Vice President -     Director - Corporate   Senior Vice President
Houston, Texas  77253           Investor Relations   Communications         Investor Relations
                                (713) 831-1137       (713) 831-1149         (212) 709-6415
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FOR IMMEDIATE RELEASE

           AMERICAN GENERAL AND USLIFE CORPORATION TO MERGE

     Houston, February 13, 1997 -- American General Corporation (NYSE:
AGC) and USLIFE Corporation (NYSE: USH) today jointly announced the signing of a definitive merger agreement. The combined companies have assets of $74 billion and 1996 earnings of $757 million on revenues of $9 billion.

     Under the agreement, USLIFE Corporation shareholders will exchange each share of USLIFE common stock for $49.00 worth of American General common stock. Based upon 36.1 million common equivalent shares of USLIFE outstanding, USLIFE shareholders will receive aggregate value of $1.8 billion. On a pro forma basis, market value of the combined entity would be in excess of $10 billion.

     In commenting on the transaction, Robert M. Devlin, president and chief executive officer of American General, said, "This merger represents the largest transaction in American General's history and is an outstanding strategic fit which offers a unique opportunity to combine two of the premier providers of life insurance and financial services in the nation. During Gordon Crosby's 38-year career with USLIFE, it has grown to become one of the nation's leading life insurance-based financial services organizations. The combination of these two firms will create one of the nation's most formidable and competitive providers of financial services. We are confident that the shareholders and customers of both companies will benefit from the merger. Given the consolidation savings, we expect this transaction to be non-dilutive from its inception on a pro forma basis."

     In commenting on the transaction, Gordon E. Crosby, Jr., chairman of the board and executive committee of USLIFE, said, "This is truly an outstanding result for both organizations. American General and USLIFE Corporation have an excellent cadre of officers and life insurance marketing professionals which, when combined into a cohesive unit, will augur well for the future of our shareholders, policyholders, distribution channels and employees."

     The transaction, which is subject to approval by American General and USLIFE shareholders, and requisite regulatory approvals, is expected to close by the end of the second quarter of 1997. The transaction will be tax free to USLIFE shareholders and will be accounted for under the pooling of interests method.

     The exchange ratio for American General common stock will be determined by dividing $49.00 by an average trading price of American General common stock prior to closing. The exchange ratio is subject to a minimum of 1.09 shares and a maximum of 1.29 shares of American General common stock for each USLIFE common share.

     USLIFE Corporation is a life insurance-based holding company with more than $168 billion of life insurance in force and nearly $8 billion in assets. USLIFE Corporation operates nationwide through three ordinary life insurance companies, a credit insurance group, and six other financial services and support companies. USLIFE Corporation common stock is traded on the New York, Pacific, and London stock exchanges.

     Following the merger, American General Corporation will have life insurance in force of over $300 billion and will serve the financial needs of 10 million customers through a distribution network of 25,000 sales representatives. USLIFE provides American General with financial products and services that are complementary to those offered by its three business segments - retirement services, consumer loans, and life insurance.

     The American General Corporation and USLIFE Corporation merger will be discussed during USLIFE's regularly scheduled 1996 fourth quarter and preliminary year-end results conference call later this morning. USLIFE Corporation's conference call will be held on Thursday, February 13, 1997, at 10:00 a.m. (EST). The phone number is
(800) 553-2197; participants should plan to dial into the call 10 minutes in advance to ensure smooth connection.

                          *   *   *   *   *

     American General Corporation is one of the nation's largest diversified financial services organizations with assets of $66 billion and shareholders' equity of $5.6 billion. Headquartered in Houston, it is a leading provider of retirement services, consumer loans, and life insurance to nine million customers. American General common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.

     Certain information included in this press release is forward looking and involves risk and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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